GENTEX CORPORATION
PERFORMANCE SHARE AWARD AGREEMENT

Granted To: ###PARTICIPANT_NAME###
Grant Date: ###GRANT_DATE###
Granted: ###AWARDS_WITH_PERF_BASED_VESTING###
Grant Price: ###GRANT_PRICE###
Expiration Date: ###EXPIRY_DATE###
Vesting Schedule: ###VEST_SCHEDULE_NAME###
###VEST_SCHEDULE_TABLE_WITH_PERFORMANCE_RULE###

1.The Award and the Plan. As of the Date of Grant, Gentex Corporation ("Gentex") grants to you the right to earn the number of Shares (the "Performance Shares") set forth in the Officer Award Notification preceding or accompanying this Performance Share Award Agreement (the "Agreement"), to be issued to you based on the achievement of certain specified Performance Objectives approved by Gentex and as set forth in the Award Notification. Certain terms used in this Agreement are defined in Section 23. Any undefined terms in this Agreement appearing as defined terms will have the same meaning as they do in the Gentex Corporation 2019 Omnibus Incentive Plan, as amended and/or restated from time to time (the "Plan"). Gentex will provide a copy of the Plan to you upon request.

2.Earning of Performance Shares.

a.Performance Objectives: Your right to receive Performance Shares will be contingent upon the achievement of the Performance Objectives at the Threshold, Target, and Maximum levels set forth in the Officer Award Notification and will be measured over the Performance Period set forth therein.

b.Below Threshold: If, upon the conclusion of a Performance Period, Gentex's performance for the Performance Period falls below the Threshold level, as set forth in the Performance Objectives, no Performance Shares for the Performance Period will become earned.

c.Threshold: If, upon the conclusion of a Performance Period, Gentex's performance for the Performance Period equals the Threshold level, as set forth in the Performance Objectives, that certain portion of the Performance Shares, as set forth in the Officer Award Notification will become earned.

d.Between Threshold and Target: If, upon the conclusion of a Performance Period, Gentex's performance exceeds the Threshold level, but is less than the Target level, as set forth in the Performance Objectives, the number of Performance Shares as set forth in the Officer Award Notification for the Performance Period, based on linear interpolation, will become earned.

e.Target: If, upon the conclusion of the Performance Period, Gentex's performance for the Performance Period equals the Target level, as set forth in the Performance Objectives, the Performance Shares as set forth in the Officer Award Notification for the Performance Period will become earned.

f.Between Target and Maximum: If, upon the conclusion of the Performance Period, Gentex's performance exceeds the Target level, but is less than the Maximum level, as set forth in the Performance Objectives, the Performance Shares as set forth in the Officer Award Notification, based on linear interpolation, will become earned.

g.Equals or Exceeds Maximum: If, upon the conclusion of the Performance Period, Gentex's performance for the Performance Period equals or exceeds the Maximum level, as set forth in the Performance Objectives, the Performance Shares set forth in the officer Award Notification will become earned (subject to any cap set by the Board or the Compensation Committee).

h.Conditions; Determination of Earned Award: Except as otherwise provided in this Agreement, your right to receive any Performance Shares is contingent upon your remaining in the continuous employ of Gentex through the end of the entire Performance Period. Following a Performance Period, the Board or the Compensation Committee will determine whether and to what extent the goals relating to Performance Objectives have been satisfied for the Performance Period and will determine the number of Performance Shares that will have become earned hereunder. Notwithstanding the foregoing, to the extent it would not cause imposition of a tax under Section 409A of the Code, Gentex may accelerate the vesting of the Performance Shares at any time in part or in full.

i.Modification of Management Objectives: If Gentex determines that a change in the business, operations, corporate structure or capital structure of Gentex, the manner in which it conducts business or other events or circumstances render the measurement of the Performance Objectives to be unsuitable, the Committee may modify the calculation of the Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate.

3.Effect of Termination Due to: Death, or Disability, or Change in Control; Retirement, or Resignation with Good Reason, or Without Cause: Notwithstanding Section 2(h), if, during the Performance Period, but before the payment of any Performance Shares as set forth in Section 5, your employment with Gentex is terminated: (a) by reason of death, or Disability, or a Change in Control otherwise occurs, you will be entitled to receive the number of Performance Shares as determined in Section 2 at the conclusion of the Performance Period as if you had remained employed at Gentex through the end of the Performance Period, based on actual performance while employed and based on the assumption that Target performance was met for the remaining years of the Performance Period; or (b) by Retirement, resignation with Good Reason, or without Cause, you will be entitled to receive the number of Performance Shares as determined in Section 2 at the conclusion of the Performance Period as if you had remained employed at Gentex through the end of the Performance Period, based on the actual performance while employed. In the event of termination of employment with Gentex or any Subsidiary in any other manner during the Performance Period, you will forfeit all Performance Shares.

4.Forfeiture of Award. Except to the extent you have earned the right to receive Performance Shares pursuant to Sections 2 or 3 hereof, your right to receive Performance Shares will be forfeited automatically and without further notice on the date that you cease to be an employee of Gentex prior to the last day of the entire Performance Period or, in the event that Section 3 applies, on the date on which the Change in Control occurs.

5.Payment of Performance Shares.

a.Except as provided in Sections 5(b) and 5(c), each Performance Share earned as provided in Section 2 hereof will be paid to you in a share of Common Stock, in the calendar year immediately following the close of the entire Performance Period to which the award relates, but in no event later than two and one-half (2 1/2) months after the close of the Performance Period.

b.The Performance Shares earned due to death will be paid to you your executor or administrator, as the case may be, in shares of Common Stock in the calendar year immediately following the last day of the entire Performance Period, but in no event later than two and one-half (2 1/2) months after the close of the Performance Period to which the award relates.

c.The prorated portion of the Performance Shares earned pursuant to Section 3 will be paid to you in shares of Common Stock, in the discretion of Gentex, as soon as practicable following the Change in Control, but in no event later than two and one-half (2 1/2) months following the end of the year in which the Change in Control occurs.

6.Transferability. Neither the Performance Shares granted hereby nor any interest therein will be transferable or assignable other than by will or the laws of descent and distribution prior to payment.

7.Right to Terminate Employment. Nothing contained in this Agreement will confer upon you any right with respect to continuance of employment by Gentex, nor limit or affect in any manner the right of Gentex to terminate the employment or adjust your compensation.

8.Taxes and Withholding. To the extent that Gentex is required to withhold any federal, state, local or foreign taxes in connection with the delivery of shares of Common Stock to you or any other person under this Agreement, and the amounts available to Gentex for such withholding are insufficient, it will be a condition to the receipt of such delivery that you will pay such taxes or make arrangements that are satisfactory to Gentex for payment thereof. You may elect to have the number of shares of Common Stock to be delivered to you reduced (based on the Market Value Per Share as of the date the Performance Shares become payable) to provide for the taxes required to be withheld, with any fractional shares that would otherwise be delivered being rounded up to the next nearest whole share. In no event, however, will the Market Value Per Share of the shares of Common Stock to be withheld pursuant to this Section to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld.

9.Dividend Equivalents. Pursuant to and subject to the terms and conditions set forth herein, and in the Plan, the Company hereby awards to the Participant a right to receive in respect of each Performance Share held by the Participant on a dividend record date occurring after the Grant Date and prior to the date of settlement of the Performance Share pursuant to Section 5 of this Agreement, the equivalent value of any ordinary cash dividends that are paid on a share of Common Stock (“Dividend Equivalent”). Dividend Equivalents will be reinvested in the form of additional Performance Shares determined by dividing the value of the Dividend Equivalent by the Fair Market Value of a share of Common Stock on the Company’s dividend payment date. Dividend Equivalents will also accrue on the additional Performance Shares issued from Dividend Equivalents (and be reinvested into additional Dividend Equivalents). Dividend Equivalents will, in all cases, be subject to the same terms and conditions, including but not limited to those related to vesting, transferability, forfeiture and settlement, that apply to the corresponding Performance Shares under this Agreement and the Plan.

10.Adjustments. Gentex will make any adjustments in the number of Performance Shares or other securities covered by this Agreement that Gentex may determine to be equitably required to prevent any dilution or expansion of your rights under this Agreement that otherwise would result from any (a) stock dividend, stock split, reverse stock split, combination of shares, recapitalization or other change in the capital structure of Gentex, (b) merger, consolidation, spin-off, split-off, spin-out, split-up, separation, reorganization, partial or complete liquidation involving Gentex or other distribution of assets, issuance of rights or warrants to purchase securities of Gentex, or (c) other transaction or event having an effect similar to any of those referred to in Sections 10(a) or 10(b). Furthermore, in the event that any transaction or event described or referred to in the immediately preceding sentence will occur, Gentex may provide in substitution of any or all of your rights under this Agreement such alternative consideration as Gentex may determine in good faith to be equitable under the circumstances.

11.Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan be exempt from or comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to you. This Agreement and the Plan will be administered in a manner consistent with this intent.

12.Compliance with Law. Notwithstanding any other provision of this Agreement, the Performance Shares covered by this Agreement will not be paid if the payment thereof would result in violation of any applicable federal or state securities law.

13.Amendments. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment will adversely affect your rights under this Agreement without your consent (provided, however, that your consent will not be required to an amendment that is deemed necessary by Gentex to ensure exemption from or compliance with Section 409A of the Code).

14.Information. Information about you and your participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan. You understand that such processing of this information may need to be carried out by Gentex and its Subsidiaries and by third party administrators whether such persons are located within your country or elsewhere, including the United States of America. You consent to the processing of information relating to you and your participation in the Plan in any one or more of the ways referred to above.

15.Severability. If any provision of this Agreement or the application of any provision in this Agreement to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

16.Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan will govern. The Board or the Compensation Committee will, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of Performance Shares. By your acceptance of the award under this Agreement, you acknowledge receipt of a copy of the Prospectus for the Plan and your agreement to the terms and conditions of the Plan and this Agreement.

17.Successors and Assigns. Without limiting Section 6, the provisions of this Agreement will inure to the benefit of, and be binding upon, your successors, administrators, heirs, legal representatives and assigns, and the successors and assigns of Gentex.

18.Governing Law. This Agreement will be governed by and construed in accordance with the internal substantive laws of the State of Michigan, without giving effect to any principles of conflict of laws thereof.

19.Failure to Enforce Not a Waiver. The failure of Gentex to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

20.No Shareholder Rights Prior to Issuance of Shares. You will have no rights as a shareholder unless and until shares of Company Stock are issued pursuant to the terms of this Agreement.

21.Relation to Other Benefits. Any economic or other benefit to you under this Agreement or the Plan will not be taken into account or considered as salary or compensation in determining any benefits to which you may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by Gentex, except to the extent otherwise expressly provided under any such plan, and will not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of Gentex, except to the extent otherwise expressly provided under any such plan.

22.Detrimental Activity.

a.If the Board or the Compensation Committee thereof determines that you engaged in any Detrimental Activity, then, promptly upon receiving notice of the Board's or the Compensation Committee's finding, you shall: (i)

forfeit all rights under this Agreement to the extent it remains outstanding; (ii) return to Gentex shares of Common Stock acquired pursuant to this Agreement to the extent then still held by or for you; (iii) with respect to any shares of Common Stock acquired pursuant to this Agreement that are no longer held by or for you, pay to Gentex the Market Value Per Share of such shares of Common Stock on the date acquired.

b.To the extent that such shares are not returned to or amounts are not paid to Gentex, Gentex may seek other remedies, including without limitation a set off of the amounts so payable to it against any amounts that may be owing from time to time by Gentex to you for any reason, including without limitation wages, deferred compensation or vacation pay.

23.Certain Defined Terms. For purposes of this Agreement:

"Cause" shall mean (a) the intentional engagement in any acts or omissions constituting dishonesty, breach of a fiduciary obligation, wrongdoing or misfeasance, in each case, in connection with your duties or otherwise during the course of your employment with Gentex; (b) the commission of a felony or the indictment for any felony, including, but not limited to, any felony involving fraud, embezzlement, moral turpitude or theft; (c) the intentional and wrongful damaging of property, contractual interests or business relationships of Gentex; (d) the intentional and wrongful disclosure of secret processes or confidential information of Gentex in violation of an agreement with or a policy of Gentex; (e) the continued failure to substantially perform your duties for Gentex; (f) current alcohol or prescription drug abuse affecting work performance; (g) current illegal use of drugs; or (h) any intentional conduct contrary to announced policies or practices of Gentex (including, but not limited to, those contained in Gentex's Code of Business Conduct and Ethics).

"Detrimental Activity" shall mean: (a) engaging in any activity of competition or solicitation prohibited by any noncompete or nonsolicitation agreement between you and Gentex; (b) the disclosure to anyone outside Gentex, or the use in other than Gentex's business, (i) without prior written authorization from Gentex, of any confidential, proprietary or trade secret information or material relating to the business of Gentex and acquired by you during your employment or other service with Gentex, or (ii) in violation of any covenant not to disclose set forth in any agreement between you and Gentex; (c) the (i) unreasonable failure or refusal to disclose promptly and to assign to Gentex upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by you during your service with Gentex and relating in any manner to the actual or anticipated business, research or development work of Gentex or the failure or refusal to do anything reasonably necessary to enable Gentex to secure a patent where appropriate in the United States or in other countries, or (ii) violation of any development and inventions provision set forth in any agreement between you and Gentex; (d) activity during your employment by Gentex that could form the basis of your termination for Cause; or (e) if you are or were an officer of Gentex, activity that the Board or the Compensation Committee determines entitles Gentex to seek recovery from an officer under any policy promulgated by the Board or the Compensation Committee as in effect on the date hereof.

"Disability" shall mean a termination of employment under circumstances that would make you eligible to receive benefits under Gentex's long-term disability plan, as it may be in effect from time to time, or any successor plan, program, agreement or arrangement.

"Good Reason" shall mean the occurrence of: without your consent and without Cause, assignment to duties materially inconsistent with your position, duties, and responsibilities with Gentex; a material reduction by Gentex in your annual base salary as then in effect (which is not applicable to employees generally); or a material breach by Gentex of its obligations under this Agreement; provided, however, you provide Gentex written notice within thirty (30) days of such occasion and Gentex has not cured the same.

"Retirement" shall mean termination of employment (other than termination for Cause or due to death or Disability) at or after age 60 with at least ten (10) years of service with Gentex or at or after age 65, with at least five (5) years of service with Gentex or a Subsidiary, in each case requiring six months advance written notice.